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                                                                    EXHIBIT 99.1

[AASTROM BIOSCIENCES LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACTS: Kris M. Maly                                     Susan Ladue
          Investor Relations Manager                       Principal
          Aastrom Biosciences, Inc.                        The Scottsdale Group
          Phone: (734) 930-5777                            Phone: (781) 292-1050

                         AASTROM BIOSCIENCES ENTERS INTO
               COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL

ANN ARBOR, MICHIGAN, NOVEMBER 27, 2002 -- Aastrom Biosciences, Inc. (NasdaqSC:
ASTM), a leader in cell therapies for tissue repair and the treatment of cancer and disease, announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. Under the agreement, Fusion Capital shall buy up to $12 million of Aastrom's common stock over a period of time up to 24 months, subject to Aastrom's right to extend the agreement for six months. Aastrom has the right to control the timing and the amount of stock sold to Fusion Capital.

Under the common stock purchase agreement, funding of the $12 million shall occur from time to time after the Securities and Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. The purchase price of the shares to be sold to Fusion Capital shall be based upon the market price of the common stock at the time of each sale. A more detailed description of the transaction is set forth in Aastrom's report on Form 8-K, recently filed with the SEC.

"This financing program should help provide Aastrom with funding to continue growing its tissue repair programs in important markets such as bone grafting, in addition to expanding its Cell Production Products business in the European market, near-term," said Alan M. Wright, Senior Vice President Administrative and Financial Operations and Chief Financial Officer of Aastrom. "We are pleased to add Fusion Capital to our team as we expect it to be a valuable, long-term financial and business partner."

Jonathan Cope of Fusion Capital stated, "We are extremely impressed by Aastrom's management team and its ability to rapidly expand its proprietary technologies into large addressable markets such as bone grafting and disease treatments. We believe the Company has a dominant position in cell production for both tissue repair, and cancer and infectious disease therapies, and can anticipate near-term revenue prospects from the Cell Production Products business already underway. We are excited to enter into this long-term relationship with Aastrom."

ABOUT FUSION CAPITAL

Fusion Capital Fund II, LLC is a broad-based investment fund, located in Chicago, Illinois. Fusion Capital makes a wide variety of investments ranging from special situation financing to long-term strategic capital. For more information about Fusion Capital, please visit www.fusioncapital.com.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom develops unique cell-based products through proprietary technologies for stem cell tissue repair, and the treatment of cancer and infectious disease. These competencies are based on dual-technology platforms: patented single-pass perfusion (SPP), providing cells with excellent biological function, and patented GMP-compliant system automation facilitating the delivery of cells for therapeutic use in medical practice. These technologies are integrated into the AastromReplicell(TM) System, to uniquely standardize and automate the processes involved in producing high quality Tissue Repair Cells (TRCs) and Therapeutic Cells (TCs). Aastrom's


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                                                          Aastrom-Fusion Program
                                                               November 27, 2002
                                                                          Page 2



growing pipeline of TRC products, derived from bone marrow and cord blood, target the reconstruction of normal tissues. These TRCs are intended for use in stem cell transplants, the treatment of severe osteoporosis and in bone grafting procedures. Aastrom also has an expanding line of potential TC products. These TCs are intended to function similarly to drugs in causing a therapeutic action. Aastrom's TC products under development include the Dendricell(TM) dendritic cell products for the cancer vaccine market. In addition, Aastrom has developed a proprietary cell-manufacturing device, the AastromReplicell(TM) System. These products are not available for sale at this time in the U.S., except for research or investigational use. The SC-I, CB-I, DC-I, DCV-I cell production products and the AastromReplicell(TM) System are CE Mark approved for European marketing and sales, and the System is also available to clinical research programs and companies developing cell therapies.

Please visit our website at www.aastrom.com

This document contains forward-looking statements, including without limitation, statements regarding product development objectives, potential product applications, potential advantages of the AastromReplicell(TM) System and related cell therapy kits, and financing plans which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "intend," "expect," "potential," "should," "can," "believe," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial and development activities, regulatory approval requirements, the availability of resources, financial market conditions, and the allocation of resources among different potential uses. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K, AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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